                                                                      EXHIBIT 11

                              INTEG INCORPORATED
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                     (in thousands, except per share data)

                                                                                                    Period from
                                                                                                   April 3, 1990
                                                  Three months ended        Nine months ended       (inception)
                                                 --------------------      --------------------      through
                                                 9/30/96      9/30/95      9/30/96      9/30/95      9/30/96
                                                                                                   -------------
Primary Earnings Per Share:
---------------------------
Average shares outstanding                         9,174          433        3,368          433           647

SAB No. 83 shares - shares convertible
 into common stock and stock options and
 warrants granted at exercise prices less
 than the initial public offering price
 during the 12 months preceding the initial
 public offering using the treasury method            --        1,643          548        1,643         1,516
                                                 -------      -------      -------      -------      --------

Total                                              9,174        2,076        3,916        2,076         2,163
                                                 =======      =======      =======      =======      ========

Net loss                                         $(2,188)     $(1,345)     $(6,117)     $(3,444)     $(15,908)
                                                 =======      =======      =======      =======      ========

Net loss per share                               $ (0.24)     $ (0.65)     $ (1.56)     $ (1.66)     $  (7.35)
                                                 =======      =======      =======      =======      ========


Fully-Diluted Earnings Per Share:
---------------------------------

Average shares outstanding                         9,174          433        3,368          433           647

SAB No. 83 shares - shares convertible
 into common stock and stock options and
 warrants granted at exercise prices less
 than the initial public offering price
 during the 12 months preceding the initial
 public offering using the treasury method            --        1,643          548        1,643         1,516

Assumed conversion of all series of
 convertible preferred stock                          63        5,836        3,664        3,631         2,156
                                                 -------      -------      -------      -------      --------

Total                                              9,237        7,912        7,580        5,707         4,318
                                                 =======      =======      =======      =======      ========

Net loss                                         $(2,188)     $(1,345)     $(6,117)     $(3,444)     $(15,908)
                                                 =======      =======      =======      =======      ========

Net loss per share                               $ (0.24)     $ (0.17)     $ (0.81)     $ (0.60)     $  (3.68)
                                                 =======      =======      =======      =======      ========


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